Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO

Third Quarter 2023 Earnings Teleconference

November 1, 2023, 1:30 p.m. (PT)

Pedro Pizarro, President and Chief Executive Officer, Edison International

Edison International reported core earnings per share of $1.38 for the third quarter and $3.48 for the first nine months of the year. We are pleased with our performance year to date and, combined with the outlook for the fourth quarter, we are confident in reaffirming our 2023 core EPS guidance range of $4.55 to $4.85. I would also like to reaffirm our ongoing commitment to delivering 5 to 7% core EPS growth through 2025, which does not factor in several potential upsides. We also reaffirm our EPS growth guidance of 5 to 7% for 2025 through 2028.

My comments today cover four key topics:

●	First, an update on the legacy wildfires relating to a change in the best estimate.
●	Second, how SCE’s industry-leading wildfire mitigation practices differentiate the company as climate change-driven wildfire risk affects utilities across the nation.
●	Third, several SCE regulatory updates.
●	And finally, Edison’s updated projections on the dramatic grid expansion required to enable economywide electrification and the clean energy transition.

Starting with SCE’s legacy wildfires, as shown on page 3, the process to resolve claims and estimate the final outcome is complex and challenging, and each quarter SCE evaluates the estimated cost for resolving the remaining claims. The utility has made substantial progress settling claims and moving toward recovering these costs. However, this quarter’s evaluation required SCE to increase the best estimate by $475 million, driven primarily by settlements being resolved at higher levels than originally estimated and assuming that trend will continue. SCE also now has more refined information about the types of claims being presented as it works through the mediation process. The majority — about two-thirds — of the increase is attributable to Woolsey. The impact of this increase on you, our shareholders, is not lost on us.

As shareholders ourselves, we understand the importance of putting this issue behind us. Resolving all outstanding claims is crucial, and SCE is firmly committed to completing this in a reasonable and prudent manner that will ultimately support cost recovery. A positive step in this process is that recently a deadline was set for Woolsey claimants in the settlement protocol to notify SCE of their complete claims by February 2024. After then, SCE will have increased clarity on the remaining value of claims and the utility’s ability to swiftly resolve them. As always, we will continue to update you each quarter, including SCE’s expectation for when it will file the cost recovery application for the Woolsey Fire. The Woolsey application will cover more than $4 billion of eligible claims payments, plus financing and legal costs.

We recognize that utilities across the country are facing new challenges from wildfires, which were initially viewed as specific to California, but have expanded to become an international issue. Against this backdrop, SCE has made tremendous progress since 2018, reducing its risk of losses from catastrophic wildfires by 85%. SCE has differentiated itself through its multi-layered wildfire mitigation strategy. This is anchored by grid hardening and includes enhanced vegetation management, asset inspections, and other programs. SCE has replaced more than 5,200 miles of distribution lines with covered conductor. In fact, by year-end, SCE will have physically hardened over 75% of its distribution miles in high fire risk areas. Risk mitigation beyond covered conductor includes one of the largest private weather station networks in the country, and enhanced protective settings, known as “fast curve settings.” With their deep experience and achievements, my SCE colleagues are sharing mitigation strategies with utilities across the country.

Moving to the regulatory front, I’d like to provide three updates. First, in August, SCE delivered on its commitment to file its TKM cost recovery application, requesting recovery of $2.4 billion. SCE provided a compelling case that it prudently designed, managed, and operated its equipment, and that the associated costs were reasonably incurred. The evidence provided shows that the damages resulted from extraordinary environmental conditions and other factors beyond SCE’s control. Expert testimony estimates that a reasonable decision could save customers as much as $4.9 billion by avoiding excess financing costs for SCE debt issued over the next 10 years, making it more affordable to achieve economywide electrification. As for next steps, the Commission will issue a scoping memo that will set the procedural schedule. Second, in September, SCE filed an unopposed motion for the CPUC to approve a settlement on track 4 of its 2021 GRC, which sets the revenue requirement for 2024. Reaching this agreement with intervenors is a successful outcome for the utility and its customers, and SCE has sought CPUC approval by the end of the year. Maria will provide additional details in her remarks. Third, at the end of September, the cost of capital mechanism triggered, resulting in a 70-basis point increase to SCE’s return on equity, effective January 1, 2024. SCE filed a Tier 2 advice letter on October 13 to implement the update to its ROE along with the costs of debt and preferred equity. The response period for intervenors ends tomorrow, after which the CPUC’s Energy Division can approve it or refer it to the full CPUC. Consistent with our usual practice, we will provide 2024 earnings guidance on our fourth quarter earnings call. I’d like to reiterate that our EPS growth through 2025 is achievable at SCE’s currently authorized ROE and this increase is one of the upsides I mentioned earlier in my remarks.

I want to share a recent achievement and recognition of our company’s strong corporate governance. The Center for Political Accountability and Zicklin Center for Business Ethics Research recently published their annual index, which is the marquee measurement of corporate political transparency and accountability. For the second consecutive year, Edison International received a perfect score, and was recognized as a corporate leader for the tenth consecutive year. I’m very proud of our team for this accomplishment and our continued commitment to integrity and transparency. With my current EEI chair hat on, I am also proud to say that 17 other utilities were also identified as “Trendsetters,” which are S&P 500 companies with CPA-Zicklin Index scores indicating robust disclosure and oversight.

Edison has been a thought leader on the clean energy transition for many years and has published numerous white papers about how California can achieve it. In September, we published Countdown to 2045, our latest analysis. This updates the earlier Pathway 2045 work, reflecting new laws and policies, technology advances, and customer adoption, while leveraging the latest modelling and climate science. We conclude that for California to achieve its net-zero greenhouse gas emission goals in just over two decades, the electric grid must expand faster than ever before to levels higher than we previously estimated. Page 4 shows some top-line findings on how the state gets to carbon neutrality. We forecast an 80% increase in electrical demand by 2045, due to 90% of vehicles and 95% of buildings going electric. To serve this load, the grid will need to expand to handle three times the clean energy flowing today. This means new transmission and distribution grid projects will need to be added at 4 times and 10 times their historical rates, respectively. Importantly, the average household will save about 40% on their overall annual energy expenses by 2045 due to reduced fossil fuel spending and the greater efficiency of electric vehicles and appliances.

The unprecedented pace of grid buildout needed to electrify the economy requires bold actions to improve how the state's entire energy infrastructure is planned and operated. Edison is committed to helping California reach its ambitious goal to mitigate the impacts of climate change and sees the set of approaches outlined in Countdown to 2045 as a model for other states and nations.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International

In my comments today, I will cover third quarter results, discuss our 2023 EPS guidance, and provide additional insight into our long-term core EPS growth expectations.

Starting with the third quarter of 2023, EIX reported core EPS of $1.38. As you can see from the year-over-year quarterly variance analysis shown on page 5, SCE’s third quarter earnings saw a 3-cent decrease. Recall that during this period last year, SCE received a CPUC final decision on its Customer Service Re-Platform project and recorded a 9-cent true-up. This results in an unfavorable year-over-year comparison for this quarter. I will highlight two additional key variances — SCE’s earnings were driven by an increase in revenue due to the GRC escalation mechanism, partially offset by higher interest expense. At EIX Parent and Other, there was a negative variance of 7 cents primarily due to higher holding company interest expense. Overall, we are pleased with our performance through the first nine months of the year and, combined with our outlook for the fourth quarter, we are confident in reaffirming our full-year core EPS guidance of $4.55 to $4.85. I’ll cover this in more detail in a few minutes.

On page 6, we have updated the capital forecast to incorporate the GRC track 4 settlement agreement and assumptions about the timing for certain projects. The key message here is that we continue to see $38 to $43 billion of capital investment opportunity from 2023 through 2028. Turning to page 7, our capital plan supports approximately 6 to 8% rate base growth from 2023 through 2028. Let me emphasize that SCE is an electric-only, transmission and distribution focused utility, which benefits from several strong regulatory mechanisms and competitive ROEs. So, we see this rate base growth as high-quality and lower-risk since it is driven by the crucial grid infrastructure needed to facilitate California’s leading role in transitioning to a carbon-free economy.

As outlined in our Countdown to 2045 analysis, unprecedented grid expansion is needed to keep pace with long-term, systemwide resource capacity growth. For a sense of scale, because of the upgrades and additions needed for distribution circuits, substations, transformers, and conductors, SCE expects to have a 25% larger distribution system by 2045. This significant expansion in the grid makes us confident in the long-term investment opportunity here in California.

Before I discuss our outlook for 2023 and beyond, I'd like to point out two key opportunities we've identified that would add certainty around our future financing needs and financial outlook.

First, SCE will be filing an application with the CPUC tomorrow that would allow the utility to monetize its current portfolio of contracts with wireless providers and future contracting opportunities on its transmission infrastructure. The utility currently has more than 850 leases of space on transmission towers and other structures that wireless providers use to attach their equipment. SCE is making this filing prior to the marketing of these assets to shorten the timeline leading to final regulatory approval. The contracts the utility expects to monetize generate nearly $20 million in annual revenue. This transaction will financially benefit customers, and for shareholders, this is an efficient form of financing that can reduce the need for equity in the future. We will keep you updated as the transaction progresses.

Second, EIX recently announced a $750 million tender offer for its outstanding preferred stock. This offer would be funded with debt issuances, such as junior subordinated notes, or “JSNs.” By funding the repurchase with JSNs, we will replace the equity content of the preferred stock. Overall, the transaction will simultaneously de-lever the balance sheet and reduce our interest rate exposure. Let me underscore that this transaction creates near- and long-term financial benefits. In 2023, we would recognize core EPS of about 2 cents for every $100 million of preferred stock tendered. In 2026 and beyond, we will have locked in lower after-tax financing costs compared to the expected reset rates for the preferred stock.

These two opportunities build on our track record of successfully identifying ways to manage the business even more efficiently and executing to create additional value.

As shown on page 8, we are reaffirming our 2023 core EPS guidance range of $4.55 to $4.85. Based on our year-to-date performance and outlook for the rest of year, we are confident in delivering on this target. Recall that this guidance includes 14 cents related to SCE’s 2022 CEMA application. The CPUC recently extended the proceeding’s statutory deadline to April 2024, but there still is a possibility of a final decision by year-end. Together with the tender offer, these two items could put us at the top end of our guidance range. However, if the CEMA final decision occurs in 2024, we will realize those earnings in that year.

Page 9 gives you an update on our accomplishments to date in regard to our 2023 financing plan. The financing transactions so far this year have been in line with our expectations and supported by strong investor response. As I mentioned a moment ago, we’ve opportunistically added a new component to our plan with the tender offer and look forward to executing another successful transaction.

On the regulatory front, I’d like to expand on a couple of Pedro’s earlier points. First, to provide some detail on GRC track 4, the agreement with intervenors would authorize 98% of

SCE’s requested revenue requirement and 99% of its requested rate base. The key takeaway here is that, once approved by the CPUC, the agreement will provide clarity on 2024 revenue and translate to 12 cents in incremental rate base EPS over 2023. Consistent with our typical practice, we will provide 2024 earnings guidance on our fourth quarter earnings call.

Second, as shown on page 10, the cost of capital mechanism triggered a 70-basis point ROE increase, resulting in 2024 and 2025 CPUC ROEs of 10.75%. This benefits 2025 EPS by approximately 39 cents. The mechanism provides a hedge against future increases in interest rates above the levels embedded in our 2025 guidance of $5.50 to $5.90. In terms of operational drivers, we are confident that we will deliver results within the range shown in the modeling considerations. SCE is also evaluating opportunities to reinvest a portion of the 39 cents to accelerate initiatives that would benefit safety, quality, and affordability for customers. This investment would enable the utility to capture savings sooner thereby providing a strong base for long-term customer benefits. I will share more on this front over time.

I want to reiterate the high confidence we have in our ability to achieve our 2025 and 2028 EPS growth targets. In addition to our strong rate base growth, we also see upside opportunities. We are looking forward to delivering our targeted EPS growth, which sets the foundation for an attractive total return proposition.